Exhibit 8(a)

Davies Ward Phillips & Vineberg llp

26th Floor	Tel 514 841 6400
1501 McGill College	Fax 541 841 6499
Avenue	www.dwpv.com
Montréal Canada
H3A 3N9

November 29, 2006
010226-217534
Potash Corporation of
Saskatchewan Inc.
Suite 500
122 — 1st Avenue South
Saskatoon, Saskatchewan
S7K 7G3

RE:	Potash Corporation of Saskatchewan Inc. Issuance of U.S. $500,000,000 principal amount Notes
Dear Sirs,
1. We have acted as Canadian tax counsel to Potash Corporation of Saskatchewan Inc. (“PCS”), in connection with the proposed public offering (the “Offering”) by PCS of U.S. $500,000,000 principal amount notes (hereinafter collectively called the “Notes”), under a Preliminary Prospectus Supplement (as hereinafter defined) dated November 29, 2006.
2. You have requested our opinion in regard to the disclosure set forth in the Preliminary Prospectus Supplement (as hereinafter defined) in the section entitled “Canadian Federal Income Tax Considerations” under the said caption (the said section being hereinafter called the “Canadian Tax Section”).
3. For the purpose of expressing our opinion set forth below, we have examined a copy of each of the following:
(i)	the indenture (the “Indenture”) between PCS and The Bank of Nova Scotia Trust Company of New York, a form of which was filed as an exhibit to the Registration Statement on Form S-3 (the “Registration Statement”) filed by PCS with the Securities and Exchange Commission (the “SEC”) on May 30, 2002 (Registration No. 333-89350);

(ii)	the Preliminary Prospectus Supplement, dated November 29, 2006, to the prospectus included in the Registration Statement (the “Prospectus”), which Preliminary Prospectus Supplement was filed with the SEC on November 29, 2006 (the “Preliminary Prospectus Supplement”); and

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(iii)	a certified extract of resolutions adopted by the Board of Directors of PCS on November 16, 2006, authorizing the Chief Financial Officer acting with any one other officer of PCS (the “Authorized Persons”) to establish the terms of the Notes and to authorize the issuance of Notes, and a copy of a document entitled “Potash Corporation of Saskatchewan Inc. Approval and Issuance of Debt Securities” adopted by the Authorized Persons on November 29, 2006 establishing the terms of the Notes and authorizing the issuance of the Notes (collectively the “Resolutions”).
and we have assumed that the descriptions of the Notes set forth in the Prospectus and the Preliminary Prospectus Supplement are, as at the date hereof, true, correct and complete, and that the form, substance and content of the Notes will conform to the Indenture, the Preliminary Prospectus Supplement, the Resolutions and the assumptions herein stated. In such examination, we have assumed the genuineness of all signatures and the conformity to original documents of all documents delivered to us as certified, facsimile or photostatic copies. We have further assumed that all documents referred to in this paragraph 3 as well as the final Prospectus Supplement will be executed in the form, substance and content described in this paragraph.
4. We have also assumed for the purpose of rendering our opinion set forth below that (i) there are no agreements or understandings, other than the Indenture and the Resolutions, whether in written form or otherwise, pertaining to the repayment by PCS of the Notes; (ii) PCS shall not be obligated to redeem, repay or purchase the Notes pursuant to any sinking fund or analogous provision or at the option of a holder thereof; (iii) PCS shall have no obligation to permit the conversion of Notes into common shares or preferred shares of PCS; (iv) the term of the Notes shall not be less than six years; (v) the holders of the Notes shall have no special rights in addition to those provided in the Indenture and the Resolutions upon the occurrence of any particular event; (vi) there shall be no deletions from, modifications of or additions to the Events of Default or additional covenants of PCS with respect to the Notes set forth in the Indenture and the Resolutions; (vii) the Notes shall be issued, subject to receipt by PCS of the purchase price for the Notes; (viii) the amount of payments of principal of (and premium, if any) or interest, if any, on the Notes shall not be determined with reference to an index, formula or other method; and (ix) no delayed delivery contract will be applicable with respect to the Notes.
5. The opinion expressed below is limited to the federal laws of Canada, as at the date of this opinion letter, and no opinions are expressed herein with respect to any laws of any other jurisdiction.
6. Based upon the foregoing and subject to the assumptions, limitations, qualifications and conditions set out in the Canadian Tax Section, the statements made in the Canadian Tax Section, insofar as they relate to matters of Canadian federal income tax law, constitute a fair summary of the matters so discussed and applicable to a holder of Notes. In preparing the statement contained in such summary, we have taken into account, but can

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express no opinion on, our understanding of the current published administrative practices and policies of the Canada Revenue Agency, and all specific proposals to amend the Income Tax Act (Canada) and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof.
7. The opinion set forth above is given as of the date hereof and we undertake no responsibility, and expressly disclaim any obligation, to advise you of any changes in the law or the facts which might be brought to our attention subsequent to the date hereof.
8. This opinion is addressed to you and is solely for your benefit and is not to be relied upon by any other person or for any purpose other than in connection with the Offering.
Yours very truly,
/s/ Davies Ward Phillips & Vineberg LLP
Davies Ward Phillips & Vineberg LLP